SCHEDULE 14A


                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    X
Filed by a Party other than the Registrant

Check the appropriate box:

X Preliminary Proxy Statement
  Confidential, for Use of the Commission Only(as permitted by Rule 14a-6(e)(2)) Definitive Proxy Statement
  Definitive Additional Materials
  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Computer Management Sciences, Inc.
                (Name of Registrant as Specified in its Charter)

                       Computer Management Sciences, Inc.
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box)

X  No fee required
   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1)   Title of each class of securities to which transaction applies:
   2)   Aggregate number of securities to which transaction applies:
   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)
   4)   Proposed maximum aggregate value of transaction:
   5)   Total fee paid:

         Fee paid previously with preliminary materials.
         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
         2)       Form, Schedule or Registration No.:
         3)       Filing Party:
         4)       Date Filed:










(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                       COMPUTER MANAGEMENT SCIENCES, INC.
                               8133 Baymeadows Way
                           Jacksonville, Florida 32256





Dear Shareholder:

      You are invited to attend the Annual Meeting of Shareholders of Computer Management Sciences, Inc. (the "Company"), which will be held at the Holiday Inn at Baymeadows, 9150 Baymeadows Road, Jacksonville, Florida 32256, on June 6, 1997 at 9:00 a.m., local time.

      Please note that attendance at the annual meeting will be limited to stockholders as of the record date (or their authorized representatives) and to guests of the Company. If your shares are registered in your name and you plan to attend the annual meeting, please mark the appropriate box on the enclosed proxy card, and you will be pre-registered for the meeting (if your shares are held of record by a broker, bank or other nominee, and you plan to attend the meeting, you must also pre-register by returning the registration card forwarded to you by your bank or broker). Stockholders who are not pre-registered will be admitted to the annual meeting only upon verification of stock ownership.

      The Notice of Annual Meeting and Proxy Statement on the following pages cover the formal business of the meeting. Please give these proxy materials your careful attention. It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings. Accordingly, whether or not you plan to attend the meeting, please complete, sign, date, and return the accompanying proxy card in the enclosed envelope to assure your stock will be represented at the annual meeting. If you decide to attend the annual meeting and vote in person, you will, of course, have that opportunity.

      The continuing interest of the shareholders in the business of the Company is gratefully acknowledged. We hope many will attend the meeting.


                                               Sincerely,

                                               JERRY W. DAVIS
                                               Chairman, President and
                                               Chief Executive Officer

                       COMPUTER MANAGEMENT SCIENCES, INC.
                               8133 Baymeadows Way
                           Jacksonville, Florida 32256



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  June 6, 1997


      The Annual Meeting of Shareholders of Computer Management Sciences, Inc. will be held at the Holiday Inn at Baymeadows, 9150 Baymeadows Road, Jacksonville, Florida 32256, on June 6, 1997, at 9:00 a.m., local time, for the following purposes:

     1. To elect two Class II directors for  three-year  terms expiring in 2000;
and
     2. To Consider and act upon a proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the authorized capital stock of the Company from 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, to 40,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

     3. To transact such other business as may properly come before this annual meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on April 21, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at this annual meeting.

      Shareholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, WHETHER OR NOT THEY INTEND TO BE PRESENT AT THE MEETING.

                                            By Order of the Board of Directors,


                                            Anthony V. Weight
                                            Corporate Secretary

Jacksonville, Florida
May 6, 1997

                       COMPUTER MANAGEMENT SCIENCES, INC.

                                 PROXY STATEMENT


                ANNUAL MEETING AND PROXY SOLICITATION INFORMATION


      This proxy statement is first being sent to shareholders on or about May 6, 1997, in connection with the solicitation of proxies by the Board of Directors of Computer Management Sciences, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on June 6, 1997, and at any adjournment thereof (the "Meeting"). The close of business on April 21, 1997, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, the Company had outstanding 12,998,451 shares of common stock, $.01 par value per share ("Common Stock"), entitled to one vote per share.

      Shares represented by duly executed proxies in the accompanying form received by the Company prior to the Meeting will be voted at the Meeting. If shareholders specify in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxies will be voted as specified. If a proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors recommends a vote FOR the election of directors listed on the proxies. The Board of Directors recommends a vote FOR the proposal to amend the Company's Amended and Restated Articles of Incorporation to increase authorized capital stock of the Company from 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), to 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The Board of Directors knows of no other matters that may be brought before the Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

      Shareholders who hold their shares through an intermediary must provide instructions on voting as requested by their bank or broker. A shareholder who signs and returns a proxy may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of the revocation to the Corporate Secretary of the Company; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting.

      Votes cast by proxy or in person at the Meeting will be tabulated by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and broker non-votes will be counted as shares present in the determination of whether shares of the Company's Common Stock represented at the Meeting constitute a quorum. With respect to matters to be acted upon at the Meeting, abstentions and broker non-votes will not be counted for the purpose of determining whether a proposal has been approved.

      The expense of preparing, printing, and mailing proxy materials to shareholders of the Company will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company's stock.

      The executive offices of the Company are located at 8133 Baymeadows Way, Jacksonville, Florida 32256. The Company's telephone number is (904) 737-8955.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                            CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding shares of Common Stock as of December 31, 1996, by: (i) each of the Company's directors and named executive officers who is a shareholder; (ii) all executive officers and directors of the Company, as a group; and (iii) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. Except as indicated by the notes to the following table, each of the holders listed below has sole voting power and investment power over the shares beneficially owned.


                                                    Shares Beneficially Owned
                                        --------------------------------------------------
                                                                            Total Owned         Percent
                                             Owned            Owned        Directly and      Beneficially
Name (1)                                  Directly (2)      Indirectly      Indirectly         Owned(10)
--------                                 -------------     -----------      ----------        ----------

Jerry W. Davis                              1,605,412(3)  3,259,051(4)(7)       4,864,463            36.0%
Anthony V. Weight                           1,037,378(3)  2,885,993(4)(7)       3,923,371            30.5%
Larry A. Longhi                               267,747        93,098(5)            360,845             2.9%
David C. Minardi                               82,293        53,106(5)            135,399             1.1%
Edward W. Fishback, Jr.                       192,636(8)        650(5)            193,286             1.6%
Timothy W. Smith                               10,420         9,716(5)             20,136                *
Perry E. Esping                                 3,600             0                 3,600                *
Harry C. Stonecipher                           26,100             0                26,100                *
All executive officers and directors        3,225,586     4,637,639(6)          7,863,225            55.2%
as a group (8 persons)
Employee Stock Ownership Plan and Trust     1,474,300             0             1,474,300            11.9%
Marsh & McLennan Companies, Inc. (9)        1,018,350             0             1,018,350             8.2%
Putnam Investments, Inc. (9)                        0     1,018,350             1,018,350             8.2%
Putnam Investment Management, Inc. (9)              0     1,018,350             1,018,350             8.2%
The Putnam Advisory Company, Inc. (9)               0     1,018,350             1,018,350             8.2%

     *Less than 1.0%
(1) Except as follows and as indicated in Footnote (9) below, the business address for all shareholders is 8133 Baymeadows Way, Jacksonville, Florida 32256: Mr. Stonecipher, McDonnell Douglas Corp., P.O. Box 516, St. Louis, Missouri 63166; Mr. Esping, Business Records Corp., 1111 W. Mockingbird Lane, Suite 1400, Dallas, Texas 75247; and Mr. Fishback, 3131 Lonnbladh Road, Tallahassee, Florida 32308.
(2) Shares "Owned Directly" include (a) shares registered in the name of the shareholder and (b) in the case of the executive officers and directors, shares obtainable by virtue of fully-vested and exercisable stock options. Of the total 3,225,586 shares owned by the 8 executive officers and directors, 1,828,688 represent shares (neither issued nor outstanding) obtainable through such stock options.
(3) Mr. Weight is the trustee (having sole voting and investment power) of a trust created on September 19, 1995, by Mr. Davis for the primary benefit of himself and his children. Mr. Davis is the trustee (having sole voting and investment power) of a trust created on September 19, 1995, by Mr. Weight for the primary benefit of himself and his children. During the initial two-year term of the trusts, some or all of the stock will be returned to the grantor.


                                      -2-

(4) As to Messrs. Davis and Weight, the shares included as owned indirectly by them include all of the 1,474,300 shares owned by the Computer Management Sciences, Inc., Employee Stock Ownership Plan and Trust (the "ESOP") and all of the 33,105 shares owned by the Computer Management Sciences, Inc., Profit Sharing 401(k) Plan and Trust, because each is a Trustee of both Trusts and therefore possesses shared investment power over such shares. Included among the total number of ESOP shares attributed to Messrs. Davis and Weight are 98,436 shares and 84,837 shares, respectively, allocated to their individual participant accounts in the ESOP, over which they possess sole voting power (see Footnote 5 below); for purposes of this table, however, the ESOP shares are attributed only one time to each of them.
(5) As to all shareholders other than Messrs. Davis and Weight, the shares allocated to each such shareholders' individual participant account in the ESOP are deemed beneficially owned by the respective shareholders because each participant has sole voting power over such shares pursuant to the terms of the ESOP and Section 409(e) of the Code.
(6) In aggregating the shares held by all executive officers and directors as a group, the entire number of shares held in the ESOP and in the Profit Sharing-401(k) Plan is counted only one time for the entire group.
(7) Mr. Davis is the sole shareholder of Bull Gator, Inc., a Delaware corporation which is the general partner of First Oneida (1995) Limited Partnership, a Delaware limited partnership owning 1,751,646 shares of Common Stock. Mr. Weight is the sole shareholder of Downunder (1995) Company, Inc., a Delaware corporation which is the general partner of Sundown (1995) Limited Partnership, a Delaware limited partnership owning 1,378,588 shares of Common Stock. As the sole shareholder of the respective general partners, each of Messrs. Davis and Weight have retained sole voting and investment power over the shares owned by the respective limited partnerships.
(8) In addition to 175,437 shares owned by Mr. Fishback for his own benefit, an additional 17,199 shares are registered in his name as Custodian for his daughter under the Florida Uniform Transfers to Minors Act. Under the terms of the custodianship, Mr. Fishback holds sole voting and investment power over such stock.
(9) Putnam Investments, Inc. ("PI"), a Massachusetts corporation, is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("M&MC"), a Delaware corporation. Putnam Investment Management, Inc., a Massachusetts corporation which is the investment adviser to the Putnam family of mutual funds, and The Putnam Advisory Company, Inc., a Massachusetts corporation which is the investment adviser to PI's institutional clients, are wholly-owned subsidiaries of PI (the "Putnam Subsidiaries"). The shares shown as beneficially owned by each of M&MC, PI, and the Putnam Subsidiaries in the above schedule represent the same 1,018,350 shares. The Putnam Subsidiaries have investment power over the shares as investment managers, but each of the mutual funds' trustees have voting power over the shares held by each fund, and The Putnam Advisory Company, Inc., has shared voting power over the shares held by the institutional clients. M&MC owns the shares directly but has no voting or investment power over the shares of Common Stock. PI may be deemed to have shared Investment Power as the Parent Holding Company of the Putnam Subsidiaries. The mailing address for PI and the Putnam Subsidiaries is One Post Office Square, Boston, MA 02109; the address for M&MC is 1166 Avenue of the Americas, New York, NY 10036. The source of all information provided in the schedule and this footnote concerning the beneficial ownership of M&MC, PI, and the Putnam Subsidiaries is taken from Form 13G as filed with the Commission and the Company on February 12, 1997, pursuant to Rule 13d-1(b)(1)(ii)(E) and (G).
(10) The TCW Group, Inc., a Nevada corporation, and Robert Day possess sole voting and investment powers with respect to 605,150 shares, or 4.9%, of the Common Stock which is directly owned by three subsidiaries of The TCW Group, Inc., which are controlled by The TCW Group, Inc., as follows: Trust Company of the West, a California corporation and a bank as defined in
     Section  3(a)(6)  of  the  Securities  Exchange  Act  of  1934;  TCW  Asset
     Management Company, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940; and TCW Funds Management, Inc., a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. The TCW Group, Inc., and Robert Day filed a Form 13G with the Commission and the Company on February 12, 1997, pursuant to Rule 13d-1(b)(1)(ii)(G), and based on the total number of shares outstanding as of September 30, 1997, and their understanding that their holdings represented more than 5% of the outstanding shares of Common Stock of the Company. The Form 13G, according to a source with The TCW Group, Inc., was filed in error, and the subject stock is not properly included in the above schedule.

                                   MANAGEMENT

Directors and Executive Officers

      The following table sets forth certain information regarding the Company's directors and executive officers:

Name                       Age  Positions With the Company
Jerry W. Davis             52   President, Chief Executive Officer and Director
Anthony V. Weight          55   Senior Vice President, Corporate Secretary, and
                                Director
Edward W. Fishback, Jr.    54   Group Vice President and Director
Larry A. Longhi            39   Group Vice President and Director
John W. Martin, II         48   Group Vice President and Director
David C. Minardi           34   Group Vice President
Timothy W. Smith           37   Group Vice President
Charles L. Stark, III      50   Group Vice President
Anthony Colaluca           30   Vice President and Chief Financial Officer
Perry E. Esping            62   Director
Harry C. Stonecipher       60   Director

     Jerry W. Davis. Mr. Davis is a founder of the Company and has served as President, Chief Executive Officer and Chairman of the Board since the Company's inception in 1983. For approximately three years prior to founding the Company, Mr. Davis held a senior level position with Uniroyal, Inc., where he was responsible for a worldwide strategic business unit. Prior to joining Uniroyal, Inc., Mr. Davis held various marketing, product management and financial positions during his 10 years of service with the DuPont Company.

     Anthony V. Weight. Mr. Weight is a founder of the Company, and has served as Senior Vice President and a director since the Company's inception in 1983. Mr. Weight served as the Company's Treasurer from 1983 until April 1996 and Chief Financial Officer from March 1995 until April 1997. For approximately 17 years prior to founding the Company, Mr. Weight held senior level marketing and supervisory positions with Uniroyal, Inc. in the United States and Canada.

     Edward W. Fishback, Jr. Mr. Fishback served, from 1979 through 1995, as President and a director of the Company's subsidiary, MIS Software Development, Inc. ("MSD"), prior to its acquisition by the Company. Mr. Fishback has served as a Group Vice President of the Company since February 1996 and was appointed as a director (Class III) on April 19, 1996, to fill a vacancy on the Board.

     Larry A. Longhi. Mr. Longhi joined the Company as a systems consultant in 1984 and has served as a director since 1985. Mr. Longhi served as a Vice President from 1985 until February 1996, when he was appointed as a Group Vice President. Prior to joining the Company, from 1981 to 1984, Mr. Longhi was employed as a systems analyst with Blue Cross/Blue Shield of Florida.

     John W. Martin, II. Mr. Martin joined the Company in connection with the Company's acquisition of Summit Computer Services, Inc. in April 1996. Prior to the acquisition, he served as President of Summit Computer Services from June of 1987 through the date of the acquisition. He was appointed as a Group Vice President of the Company in May of 1996. Prior to 1987, Mr. Martin was a Senior Vice President with Broadway & Seymour, Inc., and prior to that, a Senior Manager with J.P. Stevens & Co.

     David C. Minardi. Mr. Minardi joined the Company in 1989 with responsibility for human resources functions and has served as a director of the Company since 1992. Mr. Minardi served as a Vice President of the Company from 1992 until February 1996, when he was appointed as a Group Vice President. From 1987 to 1989, Mr. Minardi was corporate recruiter for Florida National Bank.

     Timothy W. Smith. Mr. Smith was appointed as a Group Vice President of the Company in February 1996. Prior to being named a Group Vice President, Mr. Smith served as a Vice President of the Company from April 1995 until February 1996, and as the Branch Manager of Company branch offices in Atlanta, Greenville and Chicago since joining the Company in 1993. From 1992 to 1993, Mr. Smith was employed by Daugherty Systems, Inc., a computer consulting company, and from 1985 to 1992, Mr. Smith was employed by Computer Task Group, an international consulting company, in each case as branch manager, sales representative and systems consultant.

     Charles L. Stark, III. Mr. Stark joined the Company in November of 1995 as Director of Project Management Services, and was elected as a Group Vice President in April of 1996. For three years prior to joining the Company, he worked as an independent software consultant, and prior to that he served as the Director of Retail Banking for Barnett Technologies, Inc.

     Anthony Colaluca. Mr. Colaluca joined the Company in September of 1996 as a Vice President and Chief Accounting Officer. In April of 1997, Mr. Colaluca was appointed as the Chief Financial Officer of the Company. For seven years prior to joining the Company, Mr. Colaluca held various positions with KPMG Peat Marwick LLP, including Senior Manager, Manager, Supervising Senior Accountant and Senior Accountant.

     Perry E. Esping. Mr. Esping was elected as a director of the Company on October 25, 1995. He has been President, Chief Executive Officer and Chairman of Business Records Corporation since 1988. Prior to 1988, Mr. Esping served as President of American Express Co.'s Data Based Services Group, U.S.A., founded and served as Chairman and Chief Executive Officer of First Data Resources, Inc. and served as President of Mid America Bankcard Association (a computer service company). Mr. Esping currently serves on the Boards of Directors of Service Data Corporation and Brite Voice Systems, Inc.

     Harry C. Stonecipher. Mr. Stonecipher was elected as a director of the Company on October 25, 1995. He has served as President, Chief Executive Officer and a director of McDonnell Douglas Corporation since 1994. Mr. Stonecipher previously served as Chairman and Chief Executive Officer of Sundstrand Corporation (a manufacturer of aerospace and electronic equipment) from 1991 through 1994 and as its President from 1987 through 1991. Mr. Stonecipher currently serves on the Boards of Directors of Cincinnati Milacron, Inc. and Sentry Insurance.

      The Board of Directors consists of seven members. Messrs. Longhi, Minardi, and Stonecipher are Class I directors, Messrs. Weight and Esping are Class II directors, and Messrs. Davis and Fishback are Class III directors. The terms of the Class I directors expire in 1999, the terms of the Class II directors expire in 1997, and the terms of the Class III directors expire in 1998. The Articles of Incorporation and Bylaws provide that the size of the Board of Directors may be changed (to not fewer than three or more than nine members) by amendment of the Bylaws by the Board of Directors or by holders of 66b% of the outstanding Common Stock.

Meetings of the Board of Directors and Standing Committees

      The Company's Board of Directors has a Compensation Committee, an Audit Committee, and an Executive Committee. The Compensation Committee consists of Messrs. Esping and Stonecipher. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the Company's executive officers. See "Board Compensation Committee Report on Executive Compensation." The Compensation Committee also is responsible for administering the Company's stock option plans and for establishing the terms and conditions of all stock option grants thereunder. The Compensation Committee met one time during 1996.

      The members of the Audit Committee are Messrs. Esping, Stonecipher and Weight. The duties of the Audit Committee are to recommend to the Board of Directors the selection of independent certified public accountants, to meet with the Company's independent certified public accountants to review the scope and results of the annual audit, and to consider various accounting and auditing matters related to the Company, including its system of internal controls and financial management practices. The Audit Committee met one time during 1996.

      The members of the Executive Committee are Messrs. Davis and Weight. The Executive Committee is empowered to exercise all of the authority of the Board of Directors of the Company, except as limited by the Florida Business Corporation Act. Under Florida law, an executive committee may not, among other things, recommend to shareholders actions required to be approved by shareholders, fill vacancies on the board of directors, amend the bylaws or approve the reacquisition or issuance of shares of a company's capital stock. The Executive Committee met four times during 1996.

      The Company does not have a nominating committee. This function is performed by the Board of Directors.

      During 1996, the Company's Board of Directors held four meetings. Each incumbent director attended all of the Board meetings and meetings of committees of which he is a member.

Compliance With Section 16(a) of the Securities Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Common Stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

      Edward Fishback filed a late Form 3 following his election as an executive officer on February 13, 1996, which made him subject to the 16(a) reporting requirements. Timothy Smith, an officer of the Company, filed a late Form 4 reflecting a purchase of common stock by his spouse on July 16, 1996. Clifford Holt, Antonio Timbol, Donald White, and Charles Stark, all being officers of the Company, as well as Perry Esping and Harry Stonecipher, both being non-employee Directors of the Company, each filed a late Form 4 to report their receipt of grants of stock options on various dates in November 1996.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

      Non-employee directors receive stock options for their services pursuant to the 1995 Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan provides for the grant of non-qualified options to purchase Common Stock of the Company to non-employee directors of the Company. The Director Plan authorizes the issuance of a maximum of 168,750 shares of Common Stock. The Director Plan is administered by the Compensation Committee. The Director Plan provides for the automatic grant of: (a) an option to purchase an aggregate of 6,750 shares of the Common Stock upon the initial election of each non-employee director of the Company, and (b) an option to purchase an additional 4,500 shares of Common Stock immediately following each annual meeting of the Company's shareholders (beginning with the meeting held in 1996) at which such non-employee director is either re-elected to, or continues to serve as an incumbent member of, the Company's Board of Directors. Each such option is granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. All options granted under the Director Plan have a term of 10 years and vest in equal installments over the first five years of such term. No director who is an employee of the Company receives separate compensation for services rendered as a director.

Executive Compensation

      The following table sets forth the annual and long-term compensation received in 1996 and the prior two years by the Company's Chief Executive Officer and the four most highly-compensated executive officers (the "Named Executives").

                                                                                Long-Term
                                             Annual Compensation(1)        Compensation Awards
                                                                                Number of
                                                                          Securities Underlying
Name and Principal Position                   Salary         Bonus             Options/SARs
Jerry W. Davis
  President and Chief Executive Officer
     1994                                     $216,000       $34,500               --
     1995                                      189,000        31,213            214,810
     1996                                      222,807            --               --

Edward W. Fishback, Jr.
  Group Vice President(2)
     1994                                           --            --               --
     1995                                      101,184       182,000               --
     1996                                      144,000        51,832               --
Larry A. Longhi
  Group Vice President
     1994                                       72,000       151,000               --
     1995                                       72,000       116,263               --
     1996                                       72,000       220,801               --
David C. Minardi
  Group Vice President
     1994                                       72,000       124,533             25,101
     1995                                       72,000       169,209              9,000
     1996                                       72,000       173,856               --
Timothy W. Smith
  Group Vice President
     1994                                       60,000        73,244              8,367
     1995                                       60,000        91,999              6,750
     1996                                       72,000       137,027               --

(1) Excludes any perquisites and other personal benefits received, the total value of which did not exceed 10% of the total annual salary and bonus for such Named Executive.

(2) Mr. Fishback's 1995 compensation was paid by MSD immediately prior to the acquisition of MSD by the Company.


Option Grants in 1996

      No options to purchase shares of the Company's Common Stock were granted to the Named Executives during 1996.


Aggregate Option Exercises in 1996 and December 31, 1996 Option Values

      No options were exercised by the Named Executives in 1996. The following table sets forth information concerning the value of unexercised options held by the Named Executives as of December 31, 1996.


                                                 Number of Securities                    Value of Unexercised
                                                Underlying Unexercised                   In-the-Money Options
                                              Options at Fiscal Year End                  at Fiscal Year End
               Name                       Exercisable (E)/Unexercisable (U)         Exercisable (E)/Unexercisable(U)(1)


Jerry W. Davis...................                 1,101,729(E)                             $24,992,239(E)

Larry A. Longhi..................                   184,078(E)                               4,265,455(E)

David C. Minardi.................                    77,231(E)                               1,703,168(E)
                                                     15,440(U)                                 299,397(U)

Timothy W. Smith.................                     7,720(E)                                 149,698(E)
                                                      7,397(U)                                 133,743(U)

Edward W. Fishback, Jr...........                        --                                         --

------------------
(1) Represents the market value of the Common Stock as of December 31, 1996 ($23.25 per share) less the exercise price of the options.

Compensation Committee Interlocks and Insider Participation

      The Board's Compensation Committee currently consists of Messrs. Stonecipher and Esping, who are outside directors. There were no transactions and relationships between the Compensation Committee members or the Chief Executive Officer and the Company required to be reported herein.

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

Board Compensation Committee Report on Executive Compensation

      The Company's executive compensation programs are intended to enable it to attract and retain talented executives and to reward them appropriately. The Compensation Committee (the "Committee") attempts to determine the appropriate total levels of compensation, as well as the appropriate mix of base salary, annual incentives and long-term incentives. In determining compensation, consideration is given both to overall Company performance and to individual performance, taking into account the contributions made by the executive toward improving Company performance. Consideration is also given to the executive's position, location, and level of responsibility in the structure of the Company and the job performance of the executive in planning, providing direction for, and implementing the Company's strategy. The Committee's primary objective in establishing compensation programs is to support the Company's goal of maximizing the value of shareholders' investment in the Company.

      The Company's program for executive compensation consists of three components: base salary, an annual incentive (bonus) payment, and long-term incentives. An executive's base salary is determined through a combination of several factors: an evaluation of the sustained performance of the executive, prevailing levels of pay for positions of comparable responsibility in the industry, level of responsibility, and prior experience. Payments under the Company's annual incentive plans are tied to the Company's level of profitability. Actual incentive payments are determined by applying a formula based on Company performance to each executive's annual incentive opportunity. Applying this formula results in payments at the targeted incentive opportunity level when budgeted earnings are achieved, and payments below the target level when earnings are below those set by the budget. The formula provides for payments above the targeted level only when earnings exceed those set in the budget.

      The Company's long term incentives are in the form of stock options, stock appreciation rights ("SARs") and restricted stock awarded to executives and other key employees under the 1995 Stock Incentive Plan (the "1995 Plan") adopted by the Board of Directors and approved by the Company's shareholders effective as of September 1, 1995. The objective of these awards is to advance the longer term interests of the Company and its shareholders and complement incentives tied to annual performance. These awards provide rewards to executives and other key employees upon the creation of incremental shareholder value and attainment of long-term earnings goals. Stock incentive awards under the 1995 Plan produce value to executives only if the price of the Company's stock appreciates, thereby directly linking the interests of executives with those of the shareholders. Subject to the provisions of the 1995 Plan, the Compensation Committee, in its discretion, selects the recipients of awards and the number of shares or options granted thereunder and determines other matters, such as (i) vesting schedules, (ii) the exercise price of options, (iii) the duration of awards and (iv) the price of SARs. Options and SARs expire immediately upon termination of an optionee's employment either for cause or voluntarily by the optionee without the Company's consent. The restrictions upon stock awards lapse over time or upon the occurrence of specified events, and the restricted shares are forfeited if the recipient ceases to be an employee of the Company before the restrictions lapse.

      Mr. Davis' 1996 compensation was approved by the Committee applying the principles outlined above in the same manner as they were applied to the other executives of the Company. In addition, the Committee reviews the compensation paid to chief executive officers of comparable companies and considers those compensation levels in determining Mr. Davis' compensation.

      The Committee believes that the program it has adopted serves to focus the efforts of the Company's executives on the attainment of a sustained high rate of Company growth and profitability for the benefit of the Company and its shareholders.

      Compensation Committee

      Harry C. Stonecipher
      Perry E. Esping

Certain Transactions

      In connection with the Company's acquisition of MIS Software Development, Inc., a Florida corporation ("MSD"), in December, 1995, the Company agreed to acquire a parcel of improved real property that serves as MSD's principal operating facility at its appraised value. The real property was owned by MSD Properties, a Florida general partnership ("MSD Properties"), and leased to MSD. The partners of MSD Properties included Edward W. Fishback, Jr., the principal shareholder of MSD, and certain executive officers of MSD. In 1996, the Company acquired the improved real property for its appraised value of $175,000. MSD continues to use the property as its principal operating facility.

                                PERFORMANCE GRAPH

      The following graph is a comparison of the cumulative total returns for the Company's Common Stock as compared with the cumulative total return for the NASDAQ Stock Market (U.S.) Total Return Index and the NASDAQ Computer & Data Processing Services Stocks ("C&DPS") Nasdaq Total Return Index. The cumulative return of the Company was computed by dividing the difference between the price of the Company's Common Stock at the end of each measurement period (December 31, 1995, and December 31, 1996) and the beginning of the cumulative measurement period (September 29, 1995) by the price of the Company's Common Stock at the beginning of the cumulative measurement period. The total return calculations are based upon an assumed $100 investment on September 29, 1995, the date of the Company's initial public offering.



                  Comparison of Fifteen-Month Cumulative Return


                            (Performance Graph Here)

                                      9/29/95        12/31/95         12/31/96

Computer Management Sciences, Inc.     $100            $127             $166

NASDAQ C&DPS Index                     $100            $104             $129

NASDAQ Stock Market - U.S.             $100            $101             $125

                         PROPOSED ELECTION OF DIRECTORS

      The Board of Directors of the Company is divided into three classes of directors. The Company's Articles of Incorporation provide that at each annual meeting, directors shall be elected by class for a term of three years, to preserve as evenly as practicable, the division of directors into classes. The current terms of the three classes of directors expire in 1997 (Class II directors), 1998 (Class III directors), and 1999 (Class I directors). Two directors are to be elected at the Meeting for terms ending in 2000 (Class II), or until their respective successors shall have been elected and qualified.

      The Board of Directors has  nominated  each of Anthony V. Weight and Perry
E. Esping to stand for election at the Meeting as a Class II director. See "Management - Directors and Executive Officers" for information on such nominees. The current terms of Messrs. Weight and Esping will expire on the date of the Meeting.

Approval By Shareholders

      Election of the director nominees will be approved if the votes cast by holders of shares represented and entitled to vote at the Meeting in favor of their election exceed the votes cast opposing their election. The Board of Directors unanimously recommends a vote FOR the election of the Director nominees. Unless otherwise indicated, votes will be cast pursuant to the accompanying proxy FOR the election of these nominees. Should any nominee become unable or unwilling to accept nomination or election for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board has no reason to believe the nominees named will be unable or unwilling to serve if elected.

    PROPOSED AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

      On April 4, 1997, the Company's Board of Directors (i) approved an amendment to Article VI of the Amended and Restated Articles of Incorporation of the Company to increase the authorized capital stock of the Company from 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"), to 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, and (ii) directed that the amendment in the form set forth in Exhibit A (the "Amendment") be submitted to a vote of the shareholders of the Company at the Meeting.

      Presently, the Company has 12,998,451 shares of Common Stock and no shares of Preferred Stock outstanding. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares in each series, the designation thereof, and the relative rights, preferences, and limitations of each series, and specifically the Board of Directors is authorized to fix with respect to each series: (i) the dividend rate; (ii) redeemable features, if any; (iii) rights upon liquidation; (iv) whether or not the shares of such series shall be subject to purchase, retirement, or sinking fund provisions; (v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or series and, if so, the rate of conversion or exchange; (vi) restrictions, if any, upon the payment of dividends on Common Stock; (vii) restrictions, if any, upon creation of indebtedness; (viii) voting powers, if any, of the shares of each series; and (ix) such other rights, preferences, and limitations as shall not be inconsistent with the laws of the State of Florida.

      The proposed increase in authorized shares of capital stock will enhance the Company's flexibility in connection with possible future actions, such as stock splits, stock dividends, acquisitions, financing transactions, employee benefit plan issuances, and such other corporate purposes as may arise. Having such authorized capital stock available for issuance in the future would give the Company greater flexibility and would allow additional shares of capital stock to be issued without the expense and delay of a special shareholders' meeting. Such a delay might deny the Company the flexibility the Board views as important in facilitating the effective use of the Company's capital stock. The Company is not presently engaged in any negotiations with respect to the use of any shares of the additional authorized capital stock, nor are there currently any commitments, arrangements or understandings with respect to the issuance of such shares.

      The future issuance of additional shares of capital stock on other than a pro rata basis may dilute the ownership of current shareholders. The rules of the National Association of Securities Dealers, Inc. ("NASD") currently require shareholder approval of certain issuances of shares of Common Stock or securities convertible into Common Stock by issuers of securities traded on the Nasdaq Stock Market's National Market, on which the Company's Common Stock is currently traded. These issuances include: (i) stock option or purchase plans for officers or directors where the securities that may be issued exceed the lesser of 1% of the number of outstanding shares of Common Stock, 1% of the voting power outstanding or 25,000 shares; (ii) actions resulting in a change in control of the Company; (iii) acquisition transactions involving directors, officers or substantial security holders where the present or potential issuance of such securities could result in an increase in outstanding shares of Common Stock of 5% or more; (iv) acquisition transactions generally where the present or potential issuance of such securities could result in an increase in outstanding shares of Common Stock of 20% or more; and (v) certain other sales or issuances of Common Stock (or securities convertible into or exchangeable for Common Stock) in a non-public offering equal to 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Exceptions to these rules may be made upon application to the NASD when (i) the delay in securing shareholder approval would seriously jeopardize the financial viability of the enterprise and (ii) reliance by the Company on this exception is expressly approved by the Company's audit committee or a comparable body. In other instances, the issuance of additional shares of capital stock would be within the discretion of the Board of Directors without the requirement of further action by shareholders, except as otherwise required by applicable law or any stock exchange or automated quotation system upon which the Company's securities may then be listed.

      The proposed shares of capital stock for which authorization is sought would increase the number of shares of capital stock available for issuance by the Company, but would have no effect upon the terms of the Common Stock or the rights of the holders of such stock. If and when issued, the proposed additional shares of Common Stock would have the same rights and privileges as the shares of Common Stock presently outstanding and the Preferred Stock would have their designations, rights and privileges as established by the Board of Directors from time to time. Holders of capital stock will not have pre-emptive rights to purchase additional shares of capital stock.

      The issuance of additional shares of capital stock also could be used to block an unsolicited acquisition through the issuance of large blocks of stock to persons or entities considered by the Company's officers and directors to be opposed to the acquisition, which might be deemed to have an anti-takeover effect (i.e., might impede the completion of a merger, tender offer or other takeover attempt). In fact, the mere existence of such a block of authorized but unissued shares, and the Board's ability to issue such shares without shareholder approval, might deter a bidder from seeking to acquire shares of the Company on an unfriendly basis. While the authorization of additional shares of capital stock might have such effects, the Board of Directors of the Company does not intend or view the increase in capital stock as an anti-takeover measure, nor is the Company aware of any proposed transaction of this type.

Recommendation

      The affirmative vote of a majority of all the outstanding shares of the Company's Common Stock will be required to approve the adoption of the Amendment. If the Amendment is approved by the shareholders of the Company, such amendment will become effective when the articles of amendment to the Company's Amended and Restated Articles of Incorporation are filed with the Florida Department of State. The Board of Directors unanimously recommends a vote FOR the adoption of the Amendment to the Amended and Restated Articles of Incorporation to increase the authorized capital stock of the Company from 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock to 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, substantially in the form of Exhibit A hereto.


         INFORMATION CONCERNING INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The Company's Board of Directors has appointed KPMG Peat Marwick LLP as independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 1997. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire and to respond to appropriate questions posed by shareholders.

              PROPOSALS OF SHAREHOLDERS FOR THE NEXT ANNUAL MEETING

      Proposals of shareholders intended for presentation at the 1998 annual meeting must be received by the Company on or before December 23, 1997, in order to be included in the Company's proxy statement and form of proxy for that meeting.

      The Company's Articles of Incorporation also require advance notice to the Company of any shareholder proposal and of any nominations by shareholders of persons to stand for election as directors at a shareholders' meeting. Notice of shareholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive office of the Company not less than 60 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed to shareholders or public disclosure of the date of the annual meeting was made.

      In addition to the matters required to be set forth by the rules of the Securities and Exchange Commission, a shareholder's notice with respect to a proposal to be brought before the annual meeting must set forth (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal, (c) the class and number of shares of the Company that are beneficially owned by such shareholder on the date of such shareholder notice and by other shareholders known to such shareholder to be supporting such proposal on the date of such shareholder notice, and (d) any financial interest of the shareholder in such proposal.

      A shareholder's notice with respect to a director nomination must set forth (a) as to each nominee (i) the name, age, business address, and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company that are beneficially owned by such person, (iv) all information that would be required to be included in the proxy statement soliciting proxies for the election of the nominee director (including such person's written consent to serve as a director if so elected), and (b) as to the shareholder providing such notice (i) the name and address, as they appear on the Company's books, of the shareholder, and (ii) the class and number of shares of the Company that are beneficially owned by such shareholder on the date of such shareholder notice.

      The  complete  Articles  of  Incorporation   provisions   governing  these
requirements are available to any shareholder without charge upon request from the Secretary of the Company.

                                  OTHER MATTERS

      The Company has provided to each shareholder a copy of the Company's Annual Report on Form 10-K, including the financial statements for its fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. Additional copies of the Company's Annual Report on Form 10-K are available upon written request. All such requests should be directed to Anthony V. Weight, Corporate Secretary, Computer Management Sciences, Inc., 8133 Baymeadows Way, Jacksonville, Florida 32256. No charge will be made for copies of such annual report; however, a reasonable charge for the exhibits will be made.



                                           By Order of the Board of Directors,


                                           Anthony V. Weight
                                           Corporate Secretary



Jacksonville, Florida
May 6, 1997

                                    Exhibit A

         Article VI of the Amended and Restated Articles of Incorporation is amended in its entirety as follows:

                            ARTICLE VI. CAPITAL STOCK

The capital stock of the Company shall be divided into two classes: Forty million (40,000,000) shares of common voting stock, having a par value of $.01 per share, and Five million (5,000,000) shares of preferred stock, having a par value of $.01 per share.

                       COMPUTER MANAGEMENT SCIENCES, INC.
                               8133 Baymeadows Way
                           Jacksonville, Florida 32256

                                      PROXY

           This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned hereby appoints Anthony V. Weight and Anthony Colaluca, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or their substitutes to represent and to vote, as designated below, all the shares of stock of Computer Management Sciences, Inc. held of record by the undersigned on April 21, 1997, at the annual meeting of stockholders to be held on June 6, 1997 or any adjournment thereof.


1. ELECTION OF    FOR all nominees listed below    WITHHOLD AUTHORITY
   DIRECTORS      (except as marked to the         to vote for all nominees
                  contrary below)  _____           listed below  _____


(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below)
         Anthony V. Weight, Perry E. Esping

2. To approve the proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the authorized capital stock of the Company from 20,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, to 40,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

                  FOR _____           AGAINST _____           ABSTAIN _____



3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


DATED:                      , 1997
         PLEASE MARK, SIGN, DATE AND RETURN         Signature
         THE PROXY CARD PROMPTLY USING THE
         ENCLOSED ENVELOPE

                                                    Signature (if held jointly)